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                                                                   Exhibit 23(g)


         Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
         -------------------------------------------------------------


     We hereby consent to the use of our opinion letter dated October 6, 1997 to the Board of Directors of General Motors Corporation included as part of Appendix B to the Solicitation Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by General Motors Corporation relating to a series of transactions involving Hughes Electronics Corporation, a wholly owned subsidiary of General Motors Corporation, and to the references to such opinion in such Solicitation Statement/Prospectus under the captions "Introduction -- The Hughes Transactions", "The Hughes Transactions and the Raytheon Merger -- Special Factors -- Background of the Hughes Transactions", "The Hughes Transactions and the Raytheon Merger -- Special Factors -- Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Hughes Transactions" and "The Hughes Transaction and the Raytheon Merger -- Special Factors -- Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers".

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                       /s/ MERRILL LYNCH, PIERCE, FENNER &
                                                          SMITH INCORPORATED


October 8, 1997